EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                            Nine Months
                              ended
                           September 30,          Year ended December 31,
                           -------------    --------------------------------
                           1997     1996    1996   1995   1994   1993   1992
                           ----     ----    ----   ----   ----   ----   ----

Ratio of earnings to
  fixed charges(1)         N/A        (2)     (2)    (2)    (2)    (2)    (2)


(1)  The ratio of earnings to fixed charges is determined by dividing
     (i) operating income by (ii) fixed charges. Fixed charges consist of total interest expense.

(2) In the nine months ended September 30, 1996 earnings were insufficient to cover fixed charges by $62,434. In the years ended December 31, 1996, 1995, 1994, 1993, and 1992, earnings were insufficient to cover fixed charges by $62,995, $3,378, $6,499, $14,129 and $16,993 respectively.